Exhibit 21.2

Subsidiaries of TripAdvisor, Inc.

DOMESTIC

Entity	Jurisdiction of Formation

TripAdvisor Holdings, LLC	MA

DigitalAdvisor LLC (32.5%)	DE

TripAdvisor LLC	DE

FlipKey, Inc. (77%)	DE

Smarter Travel Media LLC	NV

The Independent Traveler, Inc.	NJ

GlobalMotion Media, Inc.	DE

Tripadvisor APAC Holdings Corporation	DE

The TripAdvisor Foundation	DE

INTERNATIONAL

Entity	Jurisdiction of Formation

Beijing Kuxun Technology Co., Ltd.	China

Beijing Kuxun Interactive Technology Co., Ltd.	China

Bookingbuddy K.K.	Japan

Holiday Lettings (Holdings) Limited	UK

Holiday Lettings Limited	UK

Kooxoo, Inc.	Cayman Islands

Smartertravel K.K.	Japan

TripAdvisor Australia Pty. Limited	Australia

TripAdvisor China Cayman Holdings Limited	Cayman Islands

TripAdvisor France s.a.s.	France

TripAdvisor GmbH	Germany

Subsidiaries of TripAdvisor, Inc.

TripAdvisor K.K.	Japan

TripAdvisor Limited	UK

TripAdvisor Singapore Private Ltd.	Singapore

TripAdvisor Spain, S.L.	Spain

TripAdvisor Technology Consulting (Beijing) Co., Ltd.	China

TripAdvisor Travel India Private Limited	India

Tuqu Net Information Technology (Beijing) Co., Ltd.	China